Exhibit 99.1

Centricus Acquisition Corp. Announces Pricing of

Upsized $300 Million Initial Public Offering

London, United Kingdom, February 3, 2021 — Centricus Acquisition Corp. (the “Company”) today announced the pricing of its upsized initial public offering of 30,000,000 units at a price of $10.00 per unit. The units are expected to be listed for trading on the Nasdaq Capital Market under the ticker symbol “CENHU” beginning February 4, 2021. Each unit consists of one Class A ordinary share of the Company and one-fourth of one redeemable warrant. Each whole warrant entitles the holder thereof to purchase one Class A ordinary share at a price of $11.50 per share. Once the securities comprising the units begin separate trading, the Company expects that its Class A ordinary shares and warrants will be listed on the Nasdaq Capital Market under the symbols “CENH” and “CENHW,” respectively.

The Company was formed for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses.

Deutsche Bank Securities Inc. is serving as sole book-running manager for the offering. The Company has granted the underwriter a 45-day option to purchase up to an additional 4,500,000 units at the initial public offering price to cover over-allotments, if any.

The offering is being made only by means of a prospectus. When available, copies of the prospectus may be obtained from Deutsche Bank Securities Inc., Attn: Prospectus Department, 60 Wall Street, New York, New York 10005, telephone: 800-503-4611 or email: prospectus.cpdg@db.com.

A registration statement relating to the securities became effective on February 3, 2021. This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction. The offering is expected to close on February 8, 2021, subject to customary closing conditions.

Forward-Looking Statements

This press release contains statements that constitute “forward-looking statements,” including with respect to the proposed initial public offering and the Company’s plans with respect to the target industry for a potential business combination. No assurance can be given that the offering discussed above will be completed on the terms described, or at all, or that the Company will ultimately complete a business combination transaction. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Company’s registration statement and preliminary prospectus for the Company’s offering filed with the U.S. Securities and Exchange Commission (the “SEC”). Copies of these documents are available on the SEC’s website, at www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

Contact:

Centricus Acquisition Corp.

Finsbury – James Leviton

centricus@finsbury.com